NEAH POWER SYSTEMS APPOINTS DR. BUZZ
ALDRIN TO BOARD OF DIRECTORS

SEATTLE, WA — February 20, 2007--Neah Power Systems, Inc., (OTCBB: NPWS) an emerging leader developing its patented micro fuel cell technology for efficient, long-lasting power for portable electronic devices, is pleased to announce the appointment of Dr. Buzz Aldrin to its Board of Directors, effective immediately. Dr. Aldrin, a former U.S. astronaut best known for his moon walk during the Apollo XI mission in 1969, received his Doctorate in Astronautics from MIT.

Since retiring from NASA, the Air Force, and his position as Commander of the Test Pilot School at Edwards Air Force Base, Dr. Aldrin has remained at the forefront of efforts to ensure a continued leading role for America in manned space exploration. In 1993 Dr. Aldrin received a U.S. patent for a permanent space station he designed. More recently he founded Starcraft Boosters, Inc., a rocket design company, and the ShareSpace Foundation, a nonprofit devoted to opening the doors to space tourism for all people. Dr. Aldrin earned a Doctorate in Astronautics from the Massachusetts Institute of Technology in Manned Space Rendezvous. The techniques he devised were used on all NASA missions, including the first space docking with the Russian Cosmonauts. Dr. Aldrin was presented the Presidential Medal of Freedom, the United States highest honor.

"Dr. Buzz Aldrin brings to Neah Power his extensive knowledge and expertise in the field of fuel cell technologies and the critical role they play in furthering technological advancements. While the world watched Buzz and Neil Armstrong become the first two humans to walk on the moon; most may not know that fuel cells played a mission-critical role in the success of Apollo XI. The on-board electricity for the Apollo command and service modules were supplied by fuel cells," said Paul Abramowitz, Neah Power's President and CEO. "Dr. Aldrin's passion for technological advancements and the wide-ranging experience he possesses is anticipated to support Neah Power's fuel cell design initiatives, and play an important role in assisting the Company to develop enduring relationships with government and industry proponents."

"We are extremely pleased with his acceptance to become a member of our Board of Directors and believe his acceptance reinforces our commitment to excellence, not only in our approach to fuel cell design but also retaining those individuals best suited to assist Neah Power going forward. We believe Dr. Aldrin's joining our board also validates the technological demand for a long-lasting, efficient and safe power solution for portable electronic devices such as Neah Power's porous silicon-based direct methanol fuel cell," added Mr. Abramowitz.

Dr. Aldrin has continuously publicized his sincere commitment to technological advancements and achievements. In his continued support for adapting fuel cell technologies, Dr. Aldrin and Apple, Inc. co-founder Steve Wozniak are planning to drive a Hummer H1 powered by hydrogen fuel cells from the McMurdo Station in Ross Island, Antarctica, to the South Pole. The trip will be part of a research expedition slated for December of 2007, and is to be filmed in 3D for director James Cameron.

"Neah Power has a growing patent portfolio covering its unique design concept for porous silicon based direct methanol fuel cells," said Dr. Buzz Aldrin. "I am impressed with the Company's design success to date in providing innovative solutions that can be adapted into today's portable electronic devices and believe there is significant opportunity to leverage its technology for additional success in the alternative power solutions market, in terms of storage containers for fuel as well as its porous silicon electrode design. I look forward to this opportunity in working with a company such as Neah Power that is focused on developing innovative power solutions at a time of greater global demand for alternative energy."

About Neah Power Systems
Neah Power Systems, Inc. is a micro fuel cell development company using a patented, silicon-based design to provide long-lasting, efficient and safe power solutions for portable electronic devices, including notebook PCs and other power-hungry computer, entertainment, and communications products. As an emerging leader in fuel cell technology and design, Neah Power Systems believes that its products will allow users to extend the operating time of their devices multiple times beyond that of conventional batteries. Key investors include Alta Partners, Frazier Technology Ventures, Castile Ventures, WestAM and Intel Capital. Neah Power Systems is headquartered just outside of Seattle in Bothell, Washington. Further company information can be found at our Website www.neahpower.com and in the reports that we file with the Securities and Exchange Commission, which are accessible at www.sec.gov.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects", "intends", "anticipates", "will", or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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Contact Information:

Neah Power
425-424-3324
Or
ROI Group Associates
Robert Giordano
212.495.0201
rgiordano@roiny.com